UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2013

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-12882	88-0242733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 22, 2013, Boyd Gaming Corporation (“Boyd”) completed the previously announced disposition (the “Sale”) of Boyd’s Dania Jai Alai pari-mutuel facility located in Dania Beach, Broward County, Florida, by The Aragon Group (“Aragon”) and Summersport Enterprises, LLC (“Summersport” and together with Aragon, the “Sellers”) to Dania Entertainment Center, LLC (the “Buyer” and together with the Sellers, the “Parties”), pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) entered into on February 22, 2013, by and among the Parties.

The total selling price was $65.5 million. Pursuant to the terms of the Purchase Agreement and after a previously paid $7 million deposit was credited towards the total selling price, the Sellers received $58.5 million in the form of cash.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.3 to Boyd’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, and is incorporated into this Current Report by reference.

On May 22, 2013, Boyd issued a press release to announce the closing of the Sale. The press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

The representations and warranties contained in the Purchase Agreement were made only for the purposes of the agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the Company, the Sellers or the Buyer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated May 22, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2013	BOYD GAMING CORPORATION

	By:	/s/ Josh Hirsberg
Josh Hirsberg Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated May 22, 2013.